Exhibit 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 21, 2018, is made by and among Leung Kwok Hei, Chi Siu On, Leung Siu Hung and Chan Hiu (collectively, the “Purchasers” and each, a “Purchaser”), the minority sellers (the “Minority Sellers”) of shares of common stock, par value $0.0001 per share (“Common Stock”) of Global Seed Corporation, a Texas corporation (the “Company”), and seller representative Tian Jia (the “Primary Seller”). The Minority Sellers and the Primary Seller are referred to collectively herein as the “Sellers” and individually as a “Seller.”

RECITALS

WHEREAS, the Purchasers desire to acquire from the Sellers, and the Sellers desire to sell to the Purchasers, a total of 4,492,000 shares (the “Shares”) of Common Stock in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, in connection with the Purchasers’ purchase of the Shares, the parties hereto desire to establish certain rights and obligations by and among themselves.

AGREEMENTS

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section I DEFINITIONS.

The following terms when used in this Agreement have the following respective meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “Controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, any acquisition of all or a portion of the Shares or any other assets or securities of the Company, whether by way of a purchase, merger, consolidation or other business combination.

“Board Change Effective Date” has the meaning set forth in Section 5.5 hereof.

“Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Bylaws” means the Bylaws of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Texas on the date of this Agreement.

“Closing Date” has the meaning set forth in Section  3.1 hereof.

“Closing” has the meaning set forth in Section  3.1 hereof.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Company Closing Obligations” has the meaning set forth in Section 4.2(j) hereof.

“Corporate Records” has the meaning set forth in Section 4.2(n) hereof.

“Deposit” has the meaning set forth in Section 5.14 hereof.

“Encumbrances” has the meaning set forth in Section 4.1(b) hereof.

“End Date” has the meaning set forth in Section  7.1(b)(i) hereof.

“Fully-Diluted Basis” means the aggregate of all shares of outstanding Common Stock, all shares of outstanding Preferred Stock on an as-converted basis, all outstanding options on an as-exercised basis, and all convertible securities or other conversion rights on an as-converted basis.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Indemnification” has the meaning set forth in Section 5.7 hereof.

“Information Statement” means the information statement regarding a change in the majority of directors of the Company pursuant to Rule 14f-1 as promulgated under the 1934 Act, together with any amendments or supplements thereof.

“Knowledge” means the actual knowledge of such Person or its Affiliates.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

“Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.

“Material Changes” has the meaning set forth in Section 4.2(g) hereof.

“Minute Books” has the meaning set forth in Section 4.2(n) hereof.

“OTC Pink” has the meaning set forth in Section 4.2(m) hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Returns” has the meaning set forth in Section 4.2(l) hereof.

“Total Holdback” has the meaning set forth in Section 2.2 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Company’s annual report, quarterly report and other publicly-available filings made by the Company with the SEC under Section 13 or Section 15(d) of the 1934 Act.

“Shares” has the meaning set forth in the recitals hereto.

“Stockholders” mean the record holders of shares of the Company’s Common Stock.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

Section II PURCHASE AND SALE OF COMMON STOCK.

2.1 Purchase of Common Stock. At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Purchasers shall acquire from the Sellers, and the Sellers shall sell to the Purchasers, the Shares for an aggregate purchase price of Four Hundred Thirty-Five Thousand U.S. Dollars (US$435,000) (“Purchase Price”).

2.2 Payment for Common Stock. At the Closing Date, the Purchasers shall pay the Purchase Price to the Sellers as listed on Schedule A to this Agreement.

The Sellers agree that Total Holdback including the Board Change Holdback and the Company Closing Obligations at the total amount of $115,000.00 shall be withheld from the Purchase Price at the Closing. Subject only to the two reductions above, the Purchasers shall pay the Purchase Price as set forth above by wire transfer of immediately available funds to the accounts designated in writing by the Sellers at the Closing.

Section III THE CLOSING.

3.1 Closing. The closing of the sale of the Shares pursuant to Section  2.1 hereof and certain of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of the Purchasers’ counsel located at 7 Times Square, New York, NY 10036 on the next Business Day (or such later date as the parties hereto may agree) following the satisfaction or waiver of the conditions set forth in Section VI hereof (the “Closing Date”), or at such other time or place as the parties mutually agree.

3.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchasers the following items (in addition to any other items required to be delivered to the Purchasers pursuant to any other provision of this Agreement):

(a) original certificates representing the Shares being sold by the Sellers to the Purchasers pursuant to Section  2.1 hereof, duly recorded on the books of the Company, along with stock powers for such certificates executed in blank;

(b) a full and complete release by each Seller of the Company from any and all liabilities, claims and obligations, arising prior to the Closing, that such Seller may have against the Company, in a form reasonably acceptable to the Purchasers; and

3.3 Deliveries by Primary Seller. At the Closing, the Primary Seller shall deliver or cause to be delivered to the Purchasers, the following items (in addition to any other items required to be delivered to the Purchasers pursuant to any other provision of this Agreement):

(a) resignations of such of the current director and officers from her positions as director and officers of the Company as requested by the Purchasers;

(b) duly executed corporate actions accepting any resignations pursuant to Section 3.3(a), appointing Leung Kwok Hei (Royler) and Chan Hiu (Henry) as the directors of the Company and appointing Leung Kwok Hei (Royler) as Chief Executive Officer and Chan Hiu (Henry) as Chief Financial Officer.

(c) all records and documents relating to the Company, wherever located, including, but not limited to, all books, records, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with the Company, to the extent such records and documents have not been previously delivered to the Purchasers; and

(d) a joint instruction letter signed by the Primary Seller and addressed to the Escrow Agent (as defined under Section 5.15 hereof) setting forth the disbursement of the Purchase Price from the Escrow Account (as defined in Section 5.15) at the Closing, which disbursement shall include the full payment of the Company Closing Obligations.

3.4 Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver or cause to be delivered to the Sellers (in addition to any other items required to be delivered to the Sellers pursuant to any other provision of this Agreement):

(a) the payment by wire transfer of immediately available funds necessary to satisfy the Purchasers’ obligations to the Sellers under Section  2.2 hereof and to result in payment to the Sellers of their respective portion of the Purchase Price; and

(b) a joint instruction letter signed by the Purchasers and addressed to the Escrow Agent setting forth the disbursement of the Purchase Price from the Escrow Account at the Closing, subject to the Board Change Holdback, which disbursement shall include the full payment of the Company Closing Obligations.

Section IV REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of the Sellers. Each Seller, severally, and not jointly with any other Seller, represents and warrants to the Purchasers, only with respect to the Shares owned by such Seller, that:

(a) Capacity of the Seller; Authorization; Execution of Agreements. Each Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement by each Seller, and the performance by each Seller of the transactions and obligations contemplated hereby, including, without limitation, the sale of the Shares to the Purchasers hereunder, have been duly authorized by all requisite corporate action of each Seller, as applicable. This Agreement constitutes a valid and legally binding agreement of each Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(b) Title to Shares. Each Seller has good and marketable title to the Shares owned by such Seller. No Seller has granted any person a proxy with respect to the Shares owned by such Seller that has not expired or been validly withdrawn. The sale and delivery by the Sellers of the Shares to the Purchasers pursuant to this Agreement will vest in the Purchasers legal and valid title to the Shares, free and clear of all Liens, security interests, adverse claims or other encumbrances of any character whatsoever, other than encumbrances created by the Purchasers and restrictions on the resale of the Shares under applicable securities laws (“Encumbrances”).

(c) Disclosure. Each Seller acknowledges and agrees that the representations and warranties by such Seller in this Section 4.1 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Each Seller acknowledges and agrees that the Purchasers does not make and has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section  4.3, or (ii) any statement, commitment or promise to the Sellers or any of their representatives which is or was an inducement to the Sellers to enter into this Agreement, other than as set forth in this Agreement.

4.2 Representations and Warranties of the Primary Seller. Subject to the limitations and qualifications contained in Section 4.2(p) hereof, the Primary Seller represents and warrants to the Purchasers, with respect to the Company, that:

(a) Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Texas, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business. The Company has no subsidiaries. Except as set forth in Section 3.3(b) hereof, no corporate proceedings on the part of the Company (including the approval of the Company’s Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of (i) 8,999,886,999 shares of Common Stock, of which 5,000,000 shares are issued and outstanding, and (ii) 9,989,886,988, shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), of which no shares are issued and outstanding. The Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding. There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. There are no preemptive or similar rights granted by the Company with respect to the Company’s capital stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company. Except as set forth on Schedule 4.2(b) hereto, the Company is not a party to, and, to the Knowledge of the Primary Seller, without inquiry, no Stockholder is a party to, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company. The sale of the Shares to the Purchasers does not obligate the Company to issue any shares of capital stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities, by agreement with the Company, to adjust the exercise, conversion, exchange or reset price under such securities. The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable. The Primary Seller will cause the Company not to issue, or resolve or agree to issue, any securities to any party, other than the Purchasers, prior to the Closing. The Shares represent 89.8% of the outstanding Common Stock of the Company, on a Fully-Diluted Basis.

(c) Status of Shares. The Shares (i) have been duly authorized, validly issued, fully paid and are nonassessable, and will be such at the Closing, (ii) were issued in compliance with all applicable United States federal and state securities laws, and will be in compliance with such laws at the Closing, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Certificate of Incorporation, as amended, and will have such rights and preferences at the Closing, and (iv) are free and clear of all Encumbrances and will be free and clear of all Encumbrances at the Closing (other than Encumbrances created by the Purchasers and restrictions on the resale of the Shares under applicable securities laws).

(d) Conflicts; Defaults. The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Certificate of Incorporation, as amended, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which the Company is a party or by which the Company, or any of the Company’s assets, is bound; (ii) result in the creation or imposition of any Encumbrances or claims upon the Company’s assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e) Securities Laws. The Company has complied in all material respects with applicable federal securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as amended, as such laws, rules and regulations apply to the Company and its securities. All shares of capital stock of the Company have been issued in accordance with applicable federal securities laws, rules and regulations. There are no stop orders in effect with respect to any securities of the Company that have been communicated to the Company’s transfer agent.

(f)   SEC Filings. The SEC Filings, when filed, complied in all material respects with the requirements of Section 13 or Section 15(d) of the 1934 Act, as such sections were applicable as of the dates when filed, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings.

(g) Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of the business of a shell corporation consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities (“Material Changes”).

(h) Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened in writing against or affecting the Company.

(i)   Absence of Businesses and Liabilities. The Company is not engaged in any business and the Company has no liabilities or obligations of any kind or nature, except as set forth on: (i) Schedule 4.2(i) hereto, as may be updated and supplemented by the Primary Seller at any time prior to the Closing (“Company Closing Obligations”), and (ii) the other schedules to this Agreement.

(j)   No Agreements. Except as set forth on Schedule 4.2(j) hereto, the Company is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on the Company after the Closing.

(k) Taxes.

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete and the Company has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon the Company or its financial condition. The Company has paid all Taxes shown to be due on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has no material Tax deficiency outstanding, proposed or assessed against the Company, and the Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Returns of the Company by any Tax authority is known by the Company to be presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(l) OTC Markets Quotation. The Common Stock is quoted on the Over-the-Counter Pink Tier (the “OTC Pink”). There is no known action or known proceeding pending or threatened in writing against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock on the OTC Pink.

(m) Corporate Records. All records and documents relating to the Company known to the Primary Seller, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the “Corporate Records”) are true, complete and accurate in all material respects. The minute books of the Company known to the Primary Seller contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company (and any committees thereof), similar governing bodies and shareholders (the “Minute Books”). Copies of such Corporate Records of the Company and the Minute Books currently in the possession of the Company, have been heretofore delivered to the Purchasers; the original Corporate Records and Minute Books, to the extent such original Corporate Records and Minute Books exist, will be delivered to the Purchasers at Closing pursuant to Section 3.3(c).

(n) Disclosure. Each Primary Seller acknowledges and agrees that the representations and warranties by such Primary Seller in this Section 4.2 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

4.3 Representations and Warranties of the Purchasers. Each Purchaser hereby severally, and not jointly with any other Purchaser, represents and warrants to the Sellers that:

(a) Capacity; Execution of Agreements. Each Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by such Purchaser hereunder. This Agreement constitutes a valid and legally binding agreement of each Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(b) Investment Intent. The Shares being purchased hereunder by each Purchaser are being purchased for such Purchaser’s own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. Each Purchaser understands that such Shares have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states and agrees to deliver to the Sellers, if requested by the Sellers, an investment letter in customary form. The Purchaser (other than the Purchasers (as identified on the List of Purchasers on Appendix B for the purchase of free trading shares) further understands that the certificate representing such Shares shall bear a legend substantially similar to the following and agrees that such Purchaser will hold such Shares subject thereto:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

(c) Accredited Investor. Each Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(d) Suitability and Sophistication. Each Purchaser has (i) such knowledge and experience in financial and business matters that such Purchaser is capable of independently evaluating the risks and merits of purchasing the Shares such Purchaser is purchasing; (ii) independently evaluated the risks and merits of purchasing such Shares and has independently determined that the Shares are a suitable investment for such Purchaser; and (iii) sufficient financial resources to bear the loss of such Purchaser’s entire investment in such Shares. Each Purchaser has had an opportunity to review the SEC Filings of the Company.

(e) Disclosure. Each Purchaser acknowledges and agrees that the representations and warranties by the Purchasers in this Section 4.3 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Each Purchaser acknowledges and agrees that the Sellers do not make and have not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 4.1 and 4.2, or (ii) any statement, commitment or promise to such Purchaser or any of such Purchaser’s representatives which is or was an inducement to such Purchaser to enter into this Agreement, other than as set forth in this Agreement.

4.4 Rule 144. Each Purchaser (other than the Purchaser identified on the Purchaser’s list for free trading shares) acknowledges that the Shares such Purchaser will be purchasing must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

Section V COVENANTS OF THE PARTIES.

5.1 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary SEC filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits and authorizations. Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to: (i) take any action(s) that would result in Material Adverse Changes in the benefits to the Sellers on the one hand or to the Purchasers on the other of this Agreement, or (ii) dispose of any material assets or make any material change in its business other than as contemplated by this Agreement, or (iii) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

5.2 Certain Filings; Cooperation in Receipt of Consents.

(a) The Sellers and the Purchasers shall reasonably cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(b) The Company shall timely file all reports required to be filed by it pursuant to Section 13 of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Closing.

5.3 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, shall not issue any such press release or make any such public statement prior to such consultation.

5.4 Access to Information; Notification of Certain Matters.

(a) From the date hereof to the Closing and subject to applicable law, the Primary Seller shall (i) give to the Purchasers or their counsel reasonable access to the books and records of the Company, and (ii) furnish or make available to the Purchasers and their counsel such financial and operating data and other information about the Company as such Persons may reasonably request.

(b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i) any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5 Board of Directors and Officers. The Primary Seller shall cause the Company to set the size of its Board of Directors at two members, appoint the two designees of the Purchasers listed in Section 3.3(b) to the Board of Directors at the Closing and obtain any necessary resignations from members of the Board of Directors so that effectively the later of (i) ten calendar days from the date the Schedule 14F is mailed to the Company’s shareholders or (ii) any SEC Comments on the Schedule 14F are cleared off, if any (“Board Change Effective Date”), the Board of Directors shall consist of the two designees of the Purchasers listed in Section 3.3(b). At the Closing, the Primary Seller shall cause the officers of the Company to resign and shall cause the Board of Directors of the Company to appoint the designees of the Purchasers listed in Section 3.3(b) as the officers of the Company, effective on the Board Change Effective Date.

5.6 Interim Operations of the Company. During the period from the date of this Agreement to the Closing, the Primary Seller shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Primary Seller shall not permit the Company to do any of the following without the prior consent of the Purchasers: (i) amend or otherwise change its Certificate of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of the Company prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, or except for the Company Closing Obligations, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, or except for the Company Closing Obligations, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xii) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xiii) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination, or (xiv) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Purchasers.

5.7 Indemnification. The Sellers hereby agree to indemnify and hold harmless the Purchasers and the Company (the “Indemnified Parties”) from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Parties due to or arising out of any breach or inaccuracy of any representation or warranty of any Primary Seller under Section 4.2 hereof, or any covenant, agreement or obligation of any Primary Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby (“Damages”), for a period of two years from the Closing Date (the “Indemnification,” and the period herein is referred to as the “Indemnification Period”). The Sellers shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Parties after the expiration of the Indemnification Period; provided, however, that the obligations of the Sellers under the Indemnification shall remain in full force and effect in respect of any claims for Damages which are made prior to, and remain pending at, the expiration of the Indemnification Period. In addition, each of the Sellers covenants that it shall have no liquidation, dissolution, winding up or any other similar action of itself within the Indemnification Period. The indemnification provided by this Section 5.7 shall be the sole pecuniary remedy of the Indemnified Parties for any Damages; provided, however, that no remedies of the Indemnified Parties for any breach by any of the Sellers of the representations and warranties contained in Section 4.1 shall be limited in any way by this Section 5.7.

5.8 Release of Holdback. Within three business days from the later of (i) the Board Change Effective Date or (ii) the full payment or waiver of Company Closing Obligations, the Total Holdback shall be released to the Sellers.

5.9 Information Statement. The Primary Seller shall cause the Company to file the Information Statement with the SEC, and to mail the Information Statement to its Stockholders, within three (3) Business Days after the execution and delivery of this Agreement by the parties. The Information Statement shall be prepared by the Purchasers’ counsel, and prior to filing with the SEC, shall be subject to the Primary Seller’s review and comment.

5.10 Stockholder Filings. The Purchasers and the Primary Seller shall, at their own cost and expense, make any stockholder filings with the SEC to the extent, and in the time period, required by SEC rules as a result of the transactions contemplated by this Agreement.

5.11 Post-Closing 8-K. Following the Closing, the Purchasers shall, at their own cost and expense, cause the Company to timely file a Current Report on Form 8-K with the SEC disclosing the purchase of the Shares and any other information required in connection therewith.

5.12 Interim Actions of the Parties.

(a) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Sellers nor any of their respective Affiliates shall, directly or indirectly (i) take any action to solicit or initiate any Acquisition Proposal, or (ii) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Purchasers and their Affiliates) that may be considering or has made an Acquisition Proposal.

(b) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Purchasers nor any of their Affiliates shall, directly or indirectly, take any action to solicit or pursue new offers or continue negotiations with or from any person other than the Primary Seller.

(c) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Sellers, the Purchasers, nor any of their respective Affiliates shall engage directly or indirectly in any transaction involving any of the securities of the Company other than as contemplated by this Agreement.

5.13 Payment of Liabilities. Prior to or at the Closing, the Sellers shall pay, or shall cause the Company to pay, in full each of the Company Closing Obligations, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement.

5.14 Deposit. The Purchasers and the Primary Seller acknowledge that a $40,000 deposit (“Deposit”) was deposited into an escrow account (“Escrow Account”) by the Purchasers pursuant to an Escrow Agreement between the Purchasers, the Primary Seller and Pryor Cashman LLP (“Escrow Agent”) dated as of April 26, 2018 (“Escrow Agreement”). The Deposit shall be disbursed from the Escrow Account and paid (i) to the Purchasers, if the transactions contemplated by this Agreement fail to close for any reason other than the Purchasers’ breach or (ii) to the Sellers as partial payment of the Purchase Price, upon the closing of the transactions contemplated by this Agreement and the change in control of the board of the Company becoming effective ten (10) days after the mailing of the Information Statement to the Stockholders. The Deposit shall be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement, and the Purchase Price shall be held and disbursed pursuant to the terms of the Escrow Agreement.

Section VI CONDITIONS.

6.1 Conditions to the Obligations of Each Party. The obligations of the Sellers and the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

(b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.

6.2 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Purchasers shall have performed in all material respects all of their obligations hereunder required to be performed by it at or prior to the Closing;

(b) The representations and warranties of the Purchasers contained in this Agreement shall have been true and correct when made and in all material respects at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and

6.3 Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing;

(b) The Information Statement is filed with the SEC;

(c) The representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date);

(d) The Purchasers shall have received a certificate signed by the Sellers to the foregoing effect;

(e) The Shares being sold to the Purchasers hereunder for the Purchase Price shall represent 89.80% of the issued and outstanding shares of the Company’s Common Stock on a Fully-Diluted Basis;

(f)   The Primary Seller shall have delivered to the Purchasers written instruments, in forms reasonably satisfactory to the Purchasers, evidencing the payment of the Company Closing Obligations, subject to the provisions of this Agreement, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement.

Section VII TERMINATION.

7.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except if such termination is pursuant to Section  7.1(a)):

(a) by mutual written agreement of all of the Purchasers and all of the Sellers;

(b) by either all of the Purchasers or by all of the Sellers, if

(i)   the transactions contemplated by this Agreement shall not have been consummated by June 1, 2018 (the “End Date”); however, that the right to terminate this Agreement under this Section  7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the End Date; or

(ii) a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either Seller or the Purchasers from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section  7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.

(c) by all of the Sellers:

(i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchasers set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.2(a) not to be satisfied, and any such condition shall be incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Sellers to the Purchasers.

(d) by the Purchasers:

(i)   if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of either of the Sellers set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.3 not to be satisfied, and any such condition is incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Purchasers to the Sellers.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section  7.1, except as set forth in Section  7.3 below, there shall be no liability or obligation on the part of the Purchasers or the Sellers, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of this Section  7.2, Section  7.3 and Section VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, no parties shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement. Upon termination of this Agreement, the Deposit shall be disbursed pursuant to the terms of the Escrow Agreement and Section 5.14 of this Agreement.

7.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

Section VIII MISCELLANEOUS.

8.1 Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties hereto. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

8.2 Entire Agreement. This Agreement (together with any Schedules and/or any Exhibits hereto) among the Sellers and the Purchasers, the Escrow Agreement and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, including the Term Sheet between the Sellers and the Purchasers dated April 17, 2018, among the parties with respect to the subject matter hereof.

8.3 Governing Law and Submission to Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Texas without giving effect to the principles of conflicts of law thereof. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Texas State or federal court sitting in [__], Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.4 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement including necessary Company’s filings with the SEC with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

8.5 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Sellers:	c/o: Tian Jia 13007 Greenway Chase Court Houston, Texas 77072

if to the Purchasers	c/o: Chan Hiu (Henry) Rm917, Block 5, Kwai Shing W. Est. HONG KONG

Any party by written notice to the other may change the address or the persons to whom notices or copies thereof shall be directed.

8.6 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The signature pages hereto in facsimile copy or other electronic means, including e-mail attachment, shall be deemed an original for all purposes.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Sellers may not assign or transfer their rights hereunder without the prior written consent of the Purchasers, and the Purchasers may not assign or transfer their rights under this Agreement without the consent of the Sellers.

8.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

8.9 Schedules. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

8.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

8.11 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Page Follows]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
BY AND AMONG
the sellers AND the purchaserS

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

PRIMARY SELLER:

/s/ Tian Jia
Tian Jia

Minority Sellers:

/s/ Tian Jia
Tian Jia, as attorney-in-fact

THE PURCHASERS:

/s/ Leung Kwok Hei
Leung Kwok Hei

/s/ Chi Siu On
Chi Siu On

/s/ Leung Siu Hung
Leung Siu Hung

/s/ Chan Hiu
Chan Hiu

Appendix A

List of Sellers

Appendix B

List of Buyers

Buyers:	Name	Restricted	Free Trades (Control Shares after Purchase)	Total
1	Leung Kwok Hei		789,000
2	Chi Siu On	2,125,000
3	Leung Siu Hung		789,000
4	Chan Hiu (Henry)		789,000
		2,125,000	2,367,000	4,492,000